UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2026

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4930 Directors Place, Suite 500, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 24, 2026, Kura Oncology, Inc. (the “Company”) entered into a Second Amended and Restated Executive Employment Agreement with Troy E. Wilson, Ph.D., J.D., the Company’s Chairman, President and Chief Executive Officer (the “Wilson Agreement”) to, among other things, modify certain severance provisions.

On July 27, 2026, the Company entered into (i) an Amended and Restated Executive Employment Agreement with Brian Powl, the Company’s Chief Commercial Officer (the “Powl Agreement”) and (ii) an Amended and Restated Executive Employment Agreement with Kathleen Ford, the Company’s Chief Operating Officer (the “Ford Agreement” and together with the Wilson Agreement and Powl Agreement, the “A&R Agreements”), in each case to, among other things, modify certain severance provisions.

Pursuant to the Wilson Agreement, in the event that Dr. Wilson’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability) or Dr. Wilson resigns for Good Reason (as each term is defined in the Wilson Agreement), in each case, more than 59 days prior to or 18 months after the closing of a Corporate Transaction (as defined in the Wilson Agreement), then Dr. Wilson shall be entitled to (i) a cash lump sum payment equal to 12 months of his then-current base salary, (ii) continued payment by the Company of COBRA health insurance premiums for Dr. Wilson and his eligible dependents for up to 12 months following the date of Dr. Wilson’s separation from service (such date, the “Wilson Separation Date”) and (iii) an extension of the post-termination exercise period for any outstanding stock options held by Dr. Wilson to the shorter of 12 months and the remaining term of the applicable outstanding option. In the event such termination or resignation occurs within 59 days prior to, on or within 18 months following the closing of a Corporate Transaction, then Dr. Wilson shall be entitled to (i) a cash lump sum payment equal to 24 months of his then-current base salary, (ii) a cash lump sum payment equal to 200% of his target bonus for the year in which the Corporate Transaction occurs, (iii) continued payment by the Company of COBRA health insurance premiums for Dr. Wilson and his eligible dependents for up to 24 months following the Wilson Separation Date, (iv) full acceleration of vesting of all outstanding equity awards held by Dr. Wilson (with performance-based awards vesting at target) and (v) an extension of the post-termination exercise period for any outstanding stock options held by Dr. Wilson to the shorter of 12 months and the remaining term of the applicable outstanding option.

Pursuant to each of the Powl Agreement and the Ford Agreement, in the event that the applicable executive’s employment with the Company is terminated by the Company without Cause (other than by reason of death or disability) or such executive resigns for Good Reason (as each term is defined in the Powl Agreement or the Ford Agreement, as applicable), in each case, more than 59 days prior to or 18 months after the closing of a Corporate Transaction (as defined in the Powl Agreement or the Ford Agreement, as applicable), then such executive shall be entitled to (i) a cash lump sum payment equal to 12 months of such executive’s then-current base salary, (ii) continued payment by the Company of COBRA health insurance premiums for such executive and their eligible dependents for up to 12 months following the date of the executive’s separation from service (such date, the “Separation Date”) and (iii) an extension of the post-termination exercise period for any outstanding stock options held by such executive to the shorter of 12 months and the remaining term of the applicable outstanding option. In the event such termination or resignation occurs within 59 days prior to, on or within 18 months following the closing of a Corporate Transaction, then such executive shall be entitled to (i) a cash lump sum payment equal to 18 months of such executive’s then-current base salary, (ii) a cash lump sum payment equal to 150% of such executive’s target bonus for the year in which the Corporate Transaction occurs, (iii) continued payment by the Company of COBRA health insurance premiums for such executive and their eligible dependents for up to 18 months following the applicable Separation Date, (iv) full acceleration of vesting of all outstanding equity awards held by such executive (with performance-based awards vesting at target) and (v) an extension of the post-termination exercise period for any outstanding stock options held by such executive to the shorter of 12 months and the remaining term of the applicable outstanding option.

The remaining terms and conditions of the A&R Agreements remain substantially unchanged. Complete copies of the Wilson Agreement, the Powl Agreement and the Ford Agreement will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2026. The above summaries of the A&R Agreements do not purport to be complete and are qualified in their entirety by reference to such exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: July 29, 2026	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer